Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) dated this 1st day of June , 2022 between DarkPulse, Inc., a Delaware corporation doing business as DarkPulse, Inc. (the “Company”) and Dr. Ehab M. Eldemeri (the “Consultant”).

BACKGROUND:

A.	The Company is of the opinion that the Consultant has the necessary qualifications, experience and abilities to provide services to the Company.
B.	Consultant agrees to provide such services to the Company on the terms and conditions set out in this agreement.

IN CONSIDERATION OF the foregoing recitals and of the following covenants the Company and the Consultant (individually the “Party” and collectively the “Parties”) hereby agree:

Services Provided

1.	Company agrees to engage Consultant to act as Company’s Director Africa & GCC Countries and provide the Company with services (“the Services”) befitting a Director.

Term of Agreement

2.	This Agreement is effective as of June 1, 2022, and will continue unless terminated, or otherwise modified by the Parties.

Termination

3.	Either Party may terminate this Agreement immediately in its sole and absolute discretion. Consultant will be entitled to payment for all Services satisfactorily performed to date of termination. Company will be entitled to receive all Work Product completed or in progress as of the date of termination or cancellation. Company will have no other liability arising out of termination.

Compensation

4.	For the Service Provided Consultant will be compensated in US dollars as follows:
a. A monthly fee of $10,000.00 usd
b. DPLS Option Shares when available (amount at discretion of CEO, Dennis O’Leary).

Expenses

2.	Consultant will only be reimbursed for reasonable expenses pre-approved by the Company in writing.

Confidentiality

3.	Confidential information (the “Confidential Information”) refers to any data or information relating to the business of the Company which would reasonably be considered to be proprietary to the Company, that is not generally known in the industry of the Company, and the release of which could reasonably be expected to cause harm to the Company.

4.	Consultant agrees that they will not disclose, divulge, reveal, report, or use for any purpose any Confidential Information which the Consultant has obtained, except as authorized by the Company. This obligation will survive indefinitely upon termination of this agreement.

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Non-Competition

5.	Other than with the express written consent of Company, which will not be unreasonably withheld, Consultant will not during the continuance of this agreement or within 1 year after termination be directly or indirectly involved with a business which is in direct competition with the Company, or divert or attempt to divert any business from the Company

Non-Solicitation

6.	Consultant agrees that during the term of this agreement and for a period of 1 year after termination Consultant will not in any way directly or indirectly interfere with or disrupt the Company’s relationship with its employees or service providers.

Ownership or Materials and Intellectual Property

7.	All intellectual property and related materials (the “IP”) including any related work in progress that is developed or produced under this agreement will be the sole property of the Company and its use will not be restricted in any manner.

Independent Contractor

8.	It is expressly agreed that Consultant is acting as an independent contractor and not as an employee.

Notices

9.	All notices and other communications shall be given in writing and delivered to the Parties as follows:

To Company:	DarkPulse, Inc. 1345 Avenue of the Americas 2nd Floor New York, NY 10105 doleary@DarkPulse.com 1.800.436.1436
To Consultant:	ehab.eldemerieemw@gmail.com

Indemnification

10.	Each party agrees to indemnify, defend and hold harmless the other Party against all claims, losses, liabilities and demands either Party may suffer arising out of: any breach of the terms of this Agreement; the performance of the Services; and any acts or omissions of either Party hereunder.

Modification

11.	Any amendment or modification or additional obligation assumed by either party in connection with this Agreement will only be binding if evidenced in writing signed by each Party or its authorized representative.

Assignment

12.	No rights or interests in the Agreement will be assigned by Consultant (including the hiring of subcontractors to perform any part of Services) without the prior written consent of Company.

Entire Agreement

13.	It is agreed that there is no representation, warranty, collateral agreement or condition affecting this agreement except as expressly provided in this agreement

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Severability

14.	In the event that any party, article, section, paragraph, or clause of this Agreement shall be held to be indefinite, invalid, or otherwise unenforceable, the entire Agreement shall not fail on account thereof, and the balance of the Agreement shall continue in full force and effect.

Waiver

15.	No waiver of any provision of this Agreement or any right or obligation of a party will be effective unless in writing, signed by the parties. The failure of either party to enforce a right will not constitute a waiver.

Governing Law

16.	This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without regard to the choice of law rules therein, and each of the parties hereby consent to exclusive personal jurisdiction in the state and federal courts of New York

IN WITNESS WHEREOF the parties, intending to be legally bound, have caused this Agreement to be executed on the dates set forth below.

DarkPulse, Inc. __________________________ By: Dennis O’Leary Its: Chief Executive Officer Date: 6/1/2022	Dr. Ehab M. Eldemeri. ___________________________ Date: 6/1/2022

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